EXHIBIT 5.1
                      [On Baker & Botts, L.L.P. letterhead]

                                                              September 27, 1996

Cornell Corrections, Inc.
4801 Woodway, Suite 400W
Houston, Texas 77056

Ladies and Gentlemen:

               Reference is made to the proposed registration by Cornell Corrections, Inc., a Delaware corporation (the "Company"), of 4,600,000 shares of its common stock, par value $.001 per share ("Common Stock"), as contemplated by the Company's Registration Statement on Form S-1 (Registration No. 333-08243) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

               We have acted as your counsel in connection with the registration and proposed sale by the Company and the Selling Stockholders identified in the Registration Statement ("Selling Stockholders") of an aggregate 4,000,000 shares of Common Stock (the "Shares"), consisting of 3,523,103 of such Shares to be sold by the Company and 476,897 of such Shares to be sold by the Selling Stockholders, together with 600,000 additional shares of Common Stock (the "Additional Shares") to be sold by Selling Stockholders, subject to the underwriters' over-allotment option as described in the Registration Statement. In such capacity, we have familiarized ourselves with the Certificate of Incorporation and Bylaws of the Company, each as amended to date and each as proposed to be amended prior to the closing date of the offering contemplated by the Registration Statement, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

               Based on our examination as aforesaid, we are of the opinion that:

          A. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware;

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          B. Upon the sale of the Shares by the Company for the consideration stated in the Registration Statement, such Shares will be duly authorized, validly issued, fully paid and non-assessable; and

          C. The Shares being sold by the Selling Stockholders, including any Additional Shares, have been duly authorized and are validly issued, fully paid and nonassessable.

               We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   Baker & Botts, L.L.P.